Exhibit 99.1

NEWS RELEASE

PolyOne Reports Best Quarterly Results since Formation in 2000

•	Achievement of Company goals drives turnaround

•	Operating income from continuing operations nearly doubles from first-quarter 2004

•	Strong demand throughout vinyl chain contributes to improvement

CLEVELAND – July 28, 2004 – PolyOne Corporation (NYSE: POL), a leading global polymer compounding and distribution company, today reported sales from continuing operations of $557.8 million for the quarter ended June 30, 2004, an increase of $53.0 million, or 10 percent, compared with the second quarter of 2003. Operating income from continuing operations was $46.7 million for the second quarter of 2004, a $35.8 million improvement over the same period in 2003. Contributing to this nearly fourfold improvement were the benefits from significant cost reduction and commercial improvement initiatives that the Company has implemented over the past two years.

Net income for the second quarter of 2004 was $21.5 million, or $0.24 per share – a substantial improvement over the second quarter of 2003, when PolyOne reported a net loss of $6.0 million, or $0.07 per share.

“I am deeply proud of this organization, which achieved this milestone by attacking every challenge and goal with enthusiasm and a single-minded determination to succeed,” said Thomas A. Waltermire, president and chief executive officer. “While we gained leverage from an improving North American economy, credit for our turnaround goes primarily to our people for their focus on our four key priorities: to reduce debt, turn around two core businesses, lower overhead costs and increase revenues from continuing operations.”

Special items for both continuing and discontinued operations reduced reported results for the second quarter by $3.0 million, or $0.03 per share. The special items were primarily for employee separation and plant phase-out costs, a loss recorded on the sale of a European business, and a non-cash impairment charge for the net asset carrying value of the Elastomers and Performance Additives business. A detailed breakdown of special items appears in Attachment 4.

“Following a positive first quarter, we again generated positive cash flow in the second quarter, even before consideration of cash proceeds from divestments,” said Waltermire. “Our organization is demonstrating the ability to manage not just inventories, but all aspects of our working capital investment.”

Progress on Priorities

PolyOne has outlined four priorities for 2004.

•	Reduce debt by $200 to $300 million through non-core asset sales and operating cash flow: At the end of the second quarter, debt—largely reflected in lower drawings on the receivable sales facility—had been reduced $50 million from year-end 2003 through a combination of positive cash generation from operations and asset divestment proceeds. At the end of the 2004 second quarter, PolyOne had available liquidity of approximately $180 million from its revolving credit facility and receivables sale facility. Moreover, in June, PolyOne announced that it had signed a definitive agreement to sell its Elastomers and Performance Additives business to an investor group led by Lion Chemical Capital, LLC and ACI Capital Co., Inc. for $120 million. The sale of the unit, the largest of three that PolyOne identified last year for divestment, is expected to close during the third quarter. PolyOne intends to reduce debt further with the cash proceeds from this transaction.

•	Return two core businesses to profitability: PolyOne has said that it needs to return two North American business units, Color and Additives Masterbatch and Engineered Materials, to acceptable profitability. Through the first six months of 2004, earnings from these businesses improved by approximately $9 million and are ahead of plan year to date. Whereas the two units are short of their ultimate goal, they are demonstrating significant improvement, largely attributable to increased sales and lower cost structures.

•	Bring overhead costs of continuing businesses under 10 percent of sales: Selling and administrative (S&A) costs as a percentage of sales for the continuing businesses were 10.3 percent in the first half of 2004, down from 12.5 percent in the same period of 2003. In the first six months of 2004, S&A declined nearly $12 million compared with the same period of 2003.

•	Grow the top line: While revenue growth in 2004 has been bolstered by a recovering economy, the Company has also made significant progress in capturing new applications in each business unit. In addition, PolyOne has provided capital for capacity expansions in Europe and Asia and the ResinDirect acquisition. PolyOne anticipates startup of its third plant in China in early 2005.

A Note on Accounting for Discontinued Operations

In accordance with Generally Accepted Accounting Principles (GAAP), PolyOne segregates and reports results of discontinued operations net of tax as a separate line item on the statement of operations (income statement). The income or loss from discontinued operations is reported below the operating income – continuing operations line on the income statement. As a result, reporting and discussion of items above the operating income – continuing operations line (such as sales, operating income, interest, and selling and administrative costs) includes only the results of continuing operations.

Quarterly Summary of Consolidated Operating Results
(In millions of dollars, except per share data)

	2Q04	2Q03	1Q04
Operating results:
Sales – continuing operations	$557.8	$504.8	$535.6
Operating income – continuing operations	$46.7	$10.9	$24.6
Net income (loss) – total Company	$21.5	$(6.0)	$4.0
Income from discontinued operations – after tax	2.3	0.1	5.6
Income (loss) before discontinued operations	19.2	(6.1)	(1.6)
Earnings (loss) per share – diluted:
Net income (loss) – total Company	$0.24	$(0.07)	$0.04
Income (loss) from discontinued operations	0.03	(0.01)	0.06
Income (loss) before discontinued operations	0.21	(0.06)	(0.02)
Per share impact of special items – after tax:
Before discontinued operations	0.03	(0.02)	(0.05)
Discontinued operations	(0.06)	(0.01)	(0.02)
Other data:
Sales – discontinued operations Depreciation and amortization:	$154.7	$146.1	$155.8
Before discontinued operations	11.0	12.8	11.6
Discontinued operations	—	5.2	—

A discussion occurs at the end of this release on the use of non-GAAP financial measures.

Sales and Shipment Volume Summary

	2Q04 versus 1Q04			2Q04 versus 2Q03
			Shipment		Shipment
	2Q04 Sales,	Sales $,	Lbs.,	Sales $,	Lbs.,
	% of total	% Change	% Change	% Change	% Change
Performance Plastics
Vinyl Compounds	34%	11%	8%	14%	14%
Formulators	8	4	4	0	-3
Color and Additives Masterbatch	10	1	11	6	24
Engineered Materials	5	-1	11	8	8
International Compounds and Colors	21	-6	2	6	-2

Total	78%	3%	7%	9%	10%
Distribution	22	5	4	16	17

Total	100%	4%	7%	11%	12%

Second-Quarter 2004 versus First-Quarter 2004 Comparison: Highlights

Overall: Revenues and shipments from continuing operations increased 4 percent and 7 percent, respectively, over stronger-than-usual first-quarter levels. The strength of business demand was reflected in consistently robust monthly sales during the second quarter in every business unit. June was the strongest demand month. The $22 million operating income improvement resulted from higher shipments, lower plant and overhead costs, and improved margins associated with the vinyl businesses.

•	Performance Plastics Segment:

Strong sales and shipment improvements of 11 percent and 8 percent, respectively, for Vinyl Compounds were key drivers of the improvement in Performance Plastics. Demand from the window profile, packaging and pipe fitting markets led the sales increase. The 4 percent improvement in sales of the Formulators unit was paced by solid demand in ink and vinyl plastisol applications.

The Color and Additives Masterbatch and the Engineered Materials units continued to show steady overall improvement in the marketplace. Both units are achieving their sales plans for 2004. They have continued to make strong progress on cash flow as well as significant improvements in quality and service offerings.

International sales decreased in the second quarter, largely because of the June divestiture of the Melos® rubber granulates operations. In fact, continuing international operations (without Melos) shipments were up 3 percent. Most of the increase came from PolyOne’s Asian operations, which achieved a 17 percent shipment improvement.

•	Distribution Segment:

This segment benefited from both higher average selling prices and a full quarter of the ResinDirect acquisition. Shipments increased 4 percent from the first quarter as demand continued strong for most applications.

•	Resin and Intermediates Segment:

The equity contribution from this segment improved by $7 million during the second quarter. Oxy Vinyls, LP continued to benefit from strong demand and improved polyvinyl chloride (PVC) selling prices. SunBelt Chlor-Alkali also experienced strong sales and benefited from higher chlorine market prices.

Second-Quarter 2004 versus Second-Quarter 2003 Comparison: Highlights

Overall: With a stronger North American economy, revenues from continuing operations improved by $53.0 million, or 11 percent, compared with the second quarter of 2003. The substantial operating earnings increase of $35.8 million during the same period, however, was due to lower overhead and plant cost structures that PolyOne implemented during the past 12 months, improved earnings from OxyVinyls and higher operating business volumes.

•	Performance Plastics:

Vinyl Compound sales improved 14 percent on strong customer demand in second-quarter 2004. The principal markets exhibiting strength versus the corresponding period in 2003 included wire and cable, pipe fittings, injection molding and automotive applications. The Formulators unit experienced a 3 percent decrease in shipments, due primarily to lower automotive sales compared with the same period a year ago. Improved revenues from markets such as inks helped offset this decline.

Both Color and Additives Masterbatch and Engineered Materials demonstrated clear evidence of a performance turnaround. Sales revenues and volume shipments improved markedly in the second quarter compared with the year-earlier period. For the first six months of 2004, the earnings from these units improved by nearly $9 million compared with the same period of 2003, a result of higher sales volumes and lower overhead and plant cost structures implemented during the past year.

International plastics sales improved $6.8 million, or 6 percent, over second-quarter 2003. Favorable currency exchange accounted for much of this increase. Excluding Melos, shipments improved 7 percent, led by a 21 percent volume increase in Asia.

•	Distribution:

Shipments improved 17 percent on strong overall demand, particularly for commodity resins, bolstered by the ResinDirect acquisition and PolyOne-produced vinyl compounds. Operating income for the segment improved $2.6 million due to higher shipments and savings from the closing of portions of PolyOne’s Mexican distribution operation.

•	Resin and Intermediates:

Income from the equity joint ventures nearly doubled from the second quarter of 2003. All the improvement is attributable to OxyVinyls, and is due primarily to higher PVC resin shipments and improved PVC resin and vinyl chloride monomer (VCM) margins. SunBelt earnings were down, largely on lower caustic soda selling prices.

Third-Quarter 2004 Business Outlook

July customer demand has been slightly lower than the average second-quarter 2004 level. Many North American customers typically take vacation shutdowns in July, and European customer demand slows during the August holiday period. PolyOne anticipates that third-quarter 2004 revenues from continuing operations could be down 1 percent to 2 percent from second-quarter levels. Compared with the third quarter of 2003, however, PolyOne anticipates revenues from continuing operations to increase in the range of 8 percent to 10 percent.

Most North American and International operating units are expected to continue to experience margin pressure from higher raw material and additive costs. For the third quarter of 2004, PolyOne estimates that the combination of higher raw material costs and lower sales compared with the second quarter of 2004 could reduce operating income from continuing businesses by $3 million to $5 million. Moreover, operating income in the second quarter included approximately $3 million of largely non-recurring cost benefits.

The Resin and Intermediates (R&I) segment should continue to benefit in the third quarter of 2004 from increasing market prices, although PolyOne anticipates a typically moderate seasonal slowing in PVC resin demand compared with the second quarter. Average PVC resin industry prices are projected to be slightly higher due to increases realized during the second quarter that lift the sequential quarter average. Additionally, improving demand for caustic soda should result in higher average market prices during the third quarter. Ethylene prices are projected to be slightly lower, although producers are attempting to raise prices in the quarter consistent with high natural gas and oil costs. Movement in chlorine pricing is not expected to affect earnings materially.

In combination, PolyOne believes that these factors should result in a quarterly R&I operating income increase of between $2 million and $4 million compared with the second quarter of 2004. This improvement, however, could be fully offset if either ethylene prices fail to decline or natural gas costs remain above the higher end of the June trading range.

Net income from discontinued operations should be lower in the third quarter of 2004 compared with the second quarter of 2004. PolyOne anticipates the closing of the pending sale of the Elastomers and Performance Additives unit during the third quarter, subject to the satisfaction of closing conditions and the buyer’s receipt of financing. The Engineered Films unit projects lower revenues during the quarter because of seasonally slower pool lining and office product demand, and seasonally lower automotive sales due to OEM shutdowns in July for model changeovers. Sales demand for products from the Specialty Resins unit should remain high, but margins will likely remain under pressure because market selling price increases are unlikely to outpace VCM raw material cost increases. The net result is that the discontinued businesses could contribute between $8 million and $10 million less in pre-tax net income in the third quarter compared with the second quarter of 2004. Because the Elastomers and Performance Additives business unit would be projected to earn approximately $3 million pre tax per month during the third quarter, the timing of this divestment is the primary variable associated with a quarter-to-quarter swing in discontinued operations earnings.

Third-quarter depreciation and amortization and interest and other expense should remain at levels comparable with the second quarter. PolyOne will continue to maintain a full valuation allowance against net federal and state deferred tax assets. The Company anticipates foreign income taxes to be between $3 million and $4 million in the third quarter of 2004.

PolyOne intends to use cash proceeds from the anticipated divestment of the Elastomers and Performance Additives unit to reduce debt. To the extent that PolyOne repays medium-term notes or senior unsecured notes and debentures, a premium may be required to extinguish this debt. This premium would be recorded as a charge within “other expense, net.”

Despite the effect of these earnings drivers, PolyOne expects to demonstrate continuing, significant year-over-year earnings gains in the third quarter. While these results are expected to be less than the second quarter 2004, when compared to 2003, the benefits of substantial cost reduction, marketplace initiatives and the improved economy should lead to higher earnings and cash generation.

PolyOne is projecting positive cash generation in the third quarter of 2004 before consideration of business divestments, driven by cash earnings, minimal cash interest payments and diminishing cash restructuring costs. The Company anticipates somewhat higher capital expenditures in the third quarter. PolyOne will make a cash contribution to the pension plan in the quarter.

“Even with the moderating effects we have discussed, our third quarter results alone should surpass what most analysts originally projected for all four quarters of 2004,” said Waltermire. “This progress confirms our direction and is a testimony to the hard work of our people and their drive to succeed. Yet, there is much still to be accomplished. As cost reductions and portfolio focusing comes to completion, we are increasingly turning to our growth agenda. Targeted customers, commercialization of new technology and the leverage of our unique global capability provide PolyOne with the foundation for consistent, profitable growth.”

Use of Non-GAAP Financial Measures

This press release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are: operating cash flow; operating income (loss) before special items; and per share impact of special items. The most directly comparable GAAP financial measures are: net cash provided (used) by operating activities; operating income (loss); and income (loss) per share.

When PolyOne’s chief operating decision makers review consolidated and segment results, special items are excluded from operating income and are evaluated on a per share basis to enhance understanding of current profitability levels and how current levels may serve as a base for future performance. PolyOne’s chief operating decision makers also use these non-GAAP financial measures for decisions regarding allocation of resources. In addition, operating income before special items is a component of the PolyOne Annual Incentive Plan at the corporate level and is used in the debt covenant computations. PolyOne defines operating cash flow as the cash that is generated by the business that is available to reduce debt, pay dividends or acquire businesses. Operating cash flow is also a component of the PolyOne Annual Incentive Plan at the corporate level.

PolyOne is providing these non-GAAP financial measures because it believes they offer investors a top-level management view of the Company’s financial performance and enhance investor understanding of current profitability levels and their potential future implications.

Special items recognized during 2004 and 2003 include restructuring activities such as employee separation costs resulting from personnel reduction programs, plant closing and phase-out costs, asset impairments, gains and losses on divestiture of equity investments, adjustments to reflect a tax benefit on domestic operating losses and deferred tax valuation allowances on domestic operating losses.

Tables included in this press release reconcile each non-GAAP financial measure to the most directly comparable GAAP financial measure (Attachment 5) and provide detail on special items (Attachment 4). Also attached are standard financial schedules and segment results.

Form 10-Q

The Company filed today with the Securities and Exchange Commission (SEC) its Quarterly Report on Form 10-Q for second-quarter 2004. The Form 10-Q contains more details of PolyOne’s performance as well as information on key drivers of operating results. This information will be posted today on the Company’s Web site at www.polyone.com in the corporate investor relations section. The Form 10-Q can be obtained from the contact listed at the end of this news release, and is also available on the SEC’s Web site at www.sec.gov.

PolyOne Second-Quarter 2004 Conference Call

PolyOne will host a conference call at 9 a.m. Eastern time on July 29, 2004. The conference dial-in number is 888-489-0038 (domestic) or 706-643-1611 (international), conference topic: PolyOne Earnings Call. The replay number is 800-642-1687 (domestic) or 706-645-9291 (international). The conference ID for the replay is 4283079. The call will be broadcast live and then via replay for two weeks on the Company’s Web site at http://www.polyone.com.

About PolyOne

PolyOne Corporation, with 2003 annual revenues of approximately $2 billion, is an international polymer services company with continuing operations in thermoplastic compounds, specialty polymer formulations, color and additive systems and thermoplastic resin distribution. Headquartered in northeast Ohio, PolyOne has employees at manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America, South America and Asia. Information on PolyOne’s products and services can be found at http://www.polyone.com.

PolyOne Investor & Media Contact:	Dennis Cocco
Vice President, Investor Relations
& Communications
440.930.1538

Forward-looking Statements

In this press release, statements that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions; prospective changes in raw material costs, product pricing or product demand; future performance or results of current and anticipated market conditions and market strategies; sales efforts; expenses; the outcome of contingencies such as legal proceedings; and financial results. Factors that could cause actual results to differ materially include, but are not limited to: (1) an inability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from initiatives related to restructuring programs, including cost reduction and employee productivity goals; (2) a delay or inability to achieve targeted debt level reductions through divestitures and/or other means; (3) the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks; (4) changes in U.S., regional or world polymer and/or rubber consumption growth rates affecting PolyOne’s markets; (5) changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the polyvinyl chloride (PVC), chlor-alkali, vinyl chloride monomer (VCM) or other industries in which PolyOne participates; (6) fluctuations in raw material prices, quality and supply and in energy prices and supply, in particular fluctuations outside the normal range of industry cycles; (7) production outages or material costs associated with scheduled or unscheduled maintenance programs; (8) costs or difficulties and delays related to the operation of joint venture entities; (9) lack of day-to-day operating control, including procurement of raw materials, of equity or joint venture affiliates; (10) partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of PolyOne; (11) an inability to launch new products and/or services within PolyOne’s various businesses; (12) the possibility of further goodwill impairment; (13) an inability to maintain any required licenses or permits; (14) an inability to comply with any environmental laws and regulations; (15) an inability or delay beyond December 31, 2004, in finding buyers of discontinued operations or other non-core assets for reasonable and acceptable terms; (16) an inability to access the revolving credit facility and/or the receivables sale facility as a result of breaching covenants due to not achieving anticipated earnings performance; (17) any poor performance of our pension plan assets and any obligation on our part to fund PolyOne’s pension plan; (18) any delay and/or inability to bring the North American Color and Additives Masterbatch and the Engineered Materials product platforms to profitability; (19) an inability to achieve anticipated earnings performance due to the divestment of a non-core business prior to September 30, 2004; (20) an inability to raise prices or sustain price increases for products; and (21) an inability to complete the sale of discontinued businesses due to problems or delays associated with legal proceedings, regulatory approvals and/or buyers receiving financing for the transaction or any other reasons.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Form 10-Q, 8-K and 10-K to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. (Ref. #72804)

###

Attachment 1

PolyOne Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Sales	$557.8	$504.8	$1,093.4	$997.2
Operating costs and expenses:
Cost of sales	465.4	427.8	914.0	847.1
Selling and administrative	52.4	62.4	112.6	124.4
Depreciation and amortization	11.0	12.8	22.6	25.8
Employee separation and plant phase-out	(1.0)	1.0	(1.2)	18.4
Income from equity affiliates and minority interest	(16.7)	(10.1)	(25.9)	(15.7)

Operating income (loss)	46.7	10.9	71.3	(2.8)
Interest expense	(18.3)	(17.3)	(36.7)	(29.8)
Other expense, net	(8.8)	(3.6)	(11.7)	(6.5)

Income (loss) before income taxes and discontinued operations	19.6	(10.0)	22.9	(39.1)
Income tax (expense) benefit	(0.4)	3.9	(5.3)	15.1

Income (loss) before discontinued operations	19.2	(6.1)	17.6	(24.0)
Discontinued operations:
Income (loss) from operations, net of income taxes	2.3	0.1	7.9	(1.3)

Net income (loss)	$21.5	$(6.0)	$25.5	$(25.3)

Income (loss) per share of common stock:
Basic income (loss) per share before discontinued operations	$0.21	$(0.06)	$0.19	$(0.26)
Discontinued operations	0.03	(0.01)	0.09	(0.02)

Basic income (loss) per share	$0.24	$(0.07)	$0.28	$(0.28)

Diluted income (loss) per share before discontinued operations	$0.21	$(0.06)	$0.19	$(0.26)
Discontinued operations	0.03	(0.01)	0.09	(0.02)

Diluted income (loss) per share	$0.24	$(0.07)	$0.28	$(0.28)

Weighted average shares used to compute earnings per share:
Basic	91.5	91.1	91.5	91.0
Diluted	91.8	91.1	91.7	91.0
Dividends paid per share of common stock	$—	$—	$—	$—

See Accompanying Notes to the Unaudited Condensed Consolidated Financial Statements.

Attachment 2

PolyOne Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except per share data)

	June 30,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$52.7	$48.7
Accounts receivable, net	373.6	263.5
Inventories	210.0	196.9
Deferred income tax assets	27.1	26.9
Other current assets	20.8	17.7
Discontinued operations	57.6	52.1

Total current assets	741.8	605.8
Property, net	440.3	486.1
Investment in equity affiliates	265.5	256.7
Goodwill, net	327.1	334.0
Other intangible assets, net	15.0	20.2
Other non-current assets	47.5	53.2
Discontinued operations	137.8	144.9

Total assets	$1,975.0	$1,900.9

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term bank debt	$1.6	$1.1
Accounts payable	225.9	173.4
Accrued expenses	107.4	111.1
Current portion of long-term debt	25.6	26.3
Discontinued operations	65.8	52.3

Total current liabilities	426.3	364.2
Long-term debt	753.7	757.1
Deferred income tax liabilities	23.2	25.9
Post-retirement benefits other than pensions	119.1	120.3
Other non-current liabilities, including pensions	265.9	257.9
Minority interest in consolidated subsidiaries	7.5	8.5
Discontinued operations	0.2	0.2

Total liabilities	1,595.9	1,534.1
Shareholders’ equity:
Preferred stock, 40.0 shares authorized, no shares issued	—	—
Common stock, $.01 par, 400.0 shares authorized, 122.2 shares issued at June 30, 2004 and December 31, 2003	1.2	1.2
Other shareholders’ equity	377.9	365.6

Total shareholders’ equity	379.1	366.8

Total liabilities and shareholders’ equity	$1,975.0	$1,900.9

See Accompanying Notes to the Unaudited Condensed Consolidated Financial Statements.

Attachment 3

PolyOne Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Six Months Ended
	June 30,
	2004	2003
Operating Activities
Net income (loss)	$25.5	$(25.3)
Income (loss) from discontinued operations	7.9	(1.3)

Income (loss) from continuing operations	17.6	(24.0)
Adjustments to reconcile income (loss) from continuing operations to net cash used by operating activities of continuing operations:
Employee separation and plant phase-out charges	(1.2)	18.4
Cash payments on employee separation and plant phase-out	(14.7)	(23.2)
Depreciation and amortization	22.6	26.1
Loss on sale of assets	3.5	—
Companies carried at equity and minority interest:
Income from equity affiliates	(25.9)	(16.2)
Minority interest expense	0.9	0.5
Dividends and distributions received	2.8	2.0
Deferred income taxes	1.1	(24.2)
Change in assets and liabilities:
Accounts receivable	(62.5)	(55.9)
FIFO inventories	(19.9)	(25.0)
Accounts payable	59.9	23.6
Decrease in sale of accounts receivable	(51.6)	(69.9)
Accrued expenses and other	23.7	(11.5)

Net cash used by operating activities of continuing operations	(43.7)	(179.3)
Investing Activities
Capital expenditures	(9.3)	(12.6)
Increase in restricted cash	—	(53.7)
Return of cash from equity affiliates	13.6	(0.1)
Business acquired, net of cash received	(5.1)	(15.8)
Proceeds from sale of assets	26.3	22.6

Net cash provided (used) by investing activities of continuing operations	25.5	(59.6)
Financing Activities
Change in short-term debt	(0.2)	(34.0)
Change in long-term debt	(3.4)	303.9
Debt issuance costs	—	(14.0)

Net cash provided (used) by financing activities of continuing operations	(3.6)	255.9
Net cash provided by discontinued operations	26.6	4.0
Effect of exchange rate on changes on cash	(0.8)	0.8

Increase in cash and cash equivalents	4.0	21.8
Cash and cash equivalents at beginning of period	48.7	41.4

Cash and cash equivalents at end of period	$52.7	$63.2

See Accompanying Notes to the Unaudited Condensed Consolidated Financial Statements.

Attachment 4

Summary of special Items (Unaudited)
(In millions of dollars, except per share data)

Special items ($mm)	1Q03	2Q03	FH03	1Q04	2Q04	1H04
Continuing operations:
Employee separation and plant phase-out costs (1)	(17.4)	(1.0)	(18.4)	0.2	1.0	1.2
Period plant phase-out costs incurred (2)	(0.9)	(0.3)	(1.2)	—	—	—
Equity affiliate — cumulative effect of a change in accounting (3)	(0.8)	—	(0.8)	—	—	—
Equity affiliate — employee separation (4)	—	(1.0)	(1.0)	—	—	—
Impact on operating income	(19.1)	(2.3)	(21.4)	0.2	1.0	1.2
Loss on sale (5)	—	(0.2)	(0.2)	—	(5.2)	(5.2)
Impact on pre-tax income	(19.1)	(2.5)	(21.6)	0.2	(4.2)	(4.0)
Income tax benefit on above items	7.5	0.9	8.4	(0.1)	3.7	3.6
Tax allowance (7)	—	—	—	(4.8)	3.3	(1.5)
Impact on net income from continuing operations	(11.6)	(1.6)	(13.2)	(4.7)	2.8	(1.9)
Per share impact	(0.13)	(0.02)	(0.15)	(0.05)	0.03	(0.02)
Discontinued operations:
Employee separation and plant phase-out costs (1)	(7.5)	(1.1)	(8.6)	(5.2)	(1.1)	(6.3)
Net asset impairment of discontinued operations (6)	—	—	—	—	(9.9)	(9.9)
Impact on pre-tax income	(7.5)	(1.1)	(8.6)	(5.2)	(11.0)	(16.2)
Income tax benefit on above items	2.9	0.4	3.3	2.0	4.3	6.3
Tax allowance (7)	—	—	—	2.0	0.9	2.9
Impact on net income from continuing operations	(4.6)	(0.7)	(5.3)	(1.2)	(5.8)	(7.0)
Per share impact	(0.05)	(0.01)	(0.06)	(0.02)	(0.06)	(0.08)
Impact on net income	(16.2)	(2.3)	(18.5)	(5.9)	(3.0)	(8.9)
Per share impact	(0.18)	(0.03)	(0.21)	(0.07)	(0.03)	(0.10)

Explanations:

1.	Severance, employee outplacement, external outplacement consulting, lease termination, facility closing costs and the write-down of the carrying value of plant and equipment resulting from restructuring initiatives.

2.	Costs associated with restructuring initiatives that were required to be recognized as period costs versus when the restructuring initiative was approved. The third and fourth quarter expense under continuing operations is for the write-off of inventories and receivables resulting from the decision to close the Mexico distribution business.

3.	A charge for the cumulative effect of a change in accounting upon OxyVinyls adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations.”

4.	Employee severance costs associated with a personnel reduction undertaken by OxyVinyls in the second quarter of 2003.

5.	Loss recorded upon the sale of our European vinyl compounding business in the second quarter of 2003 and upon the sale of our Melos rubber granules business in the second quarter of 2004.

6.	A non-cash impairment charge to adjust the net asset carrying value of discontinued operations to estimated net future proceeds.

7.	Tax allowance to adjust net U.S. deferred income tax assets resulting from operating loss carry-forwards.

Attachment 5

Reconciliation of Non-GAAP Financial Measures
(In Millions)

Below is a reconciliation of non-GAAP financial measures to the most directly comparable measures calculated and presented in accordance with GAAP.

	2Q04	1Q04	2Q03
Continuing operations:
Operating income before special items	$45.7	$24.4	$13.2
Special items in continuing operations, before tax	1.0	0.2	(2.3)

Operating income	$46.7	$24.6	$10.9

Discontinued operations:
Operating income before special items	$14.0	$11.5	$1.0
Special items in discontinued operations, before tax	(1.1)	(5.2)	(1.1)

Operating income (loss)	$12.9	$6.3	$(0.1)

Continuing operations:
Income (loss) per share before impact of special items	$0.18	$0.03	$(0.04)
Per share impact of special items, after tax	0.03	(0.05)	(0.02)

Diluted income (loss) per share	$0.21	$(0.02)	$(0.06)

Discontinued operations:
Income per share before impact of special items	$0.09	$0.08	$—
Per share impact of special items, after tax	(0.06)	(0.02)	(0.01)

Diluted income (loss) per share	$0.03	$0.06	$(0.01)

	2Q04	1Q04
Reconciliation to Condensed Consolidated Statement of Cash Flow
Net cash provided (used by) by operating activites of continuing operations	$(53.2)	$9.5
Net cash provided (used by) by investing activites of continuing operations	34.2	(8.7)
Less decrease in sale of accounts receivable	50.9	0.7
Plus net cash provided by discontinued operations	16.1	10.5
Interest rate swap fair value debt adjustment	8.1	1.4
Effect of exchange rate changes on cash	(0.3)	(0.5)

Decrease in borrowed debt less cash and cash equivalents	55.8	12.9

Less proceeds from sale of assets	(26.3)	—
Plus business aquired, net of cash received	—	5.1

Operating cash flow	$29.5	$18.0

Attachment 6

Business Segment Operations (Unaudited)
(In millions)

Senior management uses operating income before special items as a business segment measure of operating performance. For a reconciliation from operating income before special items see the following table. Special items include gains and losses associated with the specific strategic initiatives such as restructuring or consolidation of operations, gains and losses attributable to divestment of joint ventures, and certain one-time items. Accordingly, senior management believes that excluding special items provides insight into the underlying metric achievement level and its potential future implication. Operating income before special items may not be comparable to financial performance measures presented by other companies. The “Other” segment primarily consists of the elimination of inter-business segment sales and profit in inventory, a portion of the indirect cost of discontinued operations and unallocated corporate costs.

	Three Months
	2Q04	1Q04	2Q03
Business Segments:
Sales:
Performance Plastics	$439.9	$428.0	$401.9
Distribution	153.8	145.8	133.1
Resin & Intermediates	—	—	—
Other	(35.9)	(38.2)	(30.2)

	$557.8	$535.6	$504.8

Operating income (loss) before special items Performance Plastics	$30.3	$20.4	$10.5
Distribution	4.8	4.8	2.2
Resin & Intermediates	12.9	6.0	7.5
Other	(2.3)	(6.8)	(7.0)

	$45.7	$24.4	$13.2

Reconciliation:
Operating income (loss)	$46.7	$24.6	$10.9
Special items, (income) expense	(1.0)	(0.2)	2.3

Operating income before special items	$45.7	$24.4	$13.2

Other data:
Discontinued operations
Sales:
Elastomers and Performance Additives	$95.0	$94.9	$87.5
Specialty Resins and Engineered Films	59.7	60.9	58.6

	$154.7	$155.8	$146.1

Operating income (loss) before special items Elastomers and Performance Additives	$10.0	$7.7	$7.3
Specialty Resins and Engineered Films	4.0	3.8	(0.5)
Depreciation and amortization	—	—	(5.8)

	$14.0	$11.5	$1.0

Special items, expense before tax	$11.0	$5.2	$1.1